2
\\FS29\SYS\LEGAL\WPDOC2\NSAR\2002\FSS-77c - 2002.doc
NAME OF REGISTRANT:
Franklin Strategic Series
File No. 811-6243


EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders.



             FRANKLIN STRATEGIC SERIES (the "Trust")
           On Behalf of Franklin U. S. Long-Short Fund

         MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

                         April 18, 2002


1. Regarding the proposal to approve an amendment to the Investment Advisory Agreement between Franklin Advisers, Inc. ("Advisers") and the Trust on behalf of the Fund that would introduce a performance incentive investment advisory fee structure for the Fund, such proposal was approved by a majority of the votes cast.



      Shares         Shares
        For          Against
   4,764,676.171   702,321.099


2. Regarding the proposal to grant the proxyholders the authority to vote upon any other business that may properly come before the Meeting or any adjournments thereof, such proposal was approved by a majority of the votes cast.


      Shares         Shares
        For          Against
   4,928,166.621   466,754.206



There being no further business to come before the Meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.

Dated:  April 18, 2002

/s/Steven Gray_
Steven Gray
Assistant Secretary